Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

SECOND QUARTER 2015 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES MARCH 31, 2015 FINANCIAL RESULTS

SECOND QUARTER 2015 DIVIDEND DECLARED

New York, NY —May 4, 2015— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 30, 2015 to stockholders of record as of June 15, 2015.

MARCH 31, 2015 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2015.

HIGHLIGHTS

Financial

	Q1-15			Q1-14
(in millions, except per share data)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.37			$0.38
Net investment income	$121.7	$0.39		$112.3	$0.38
Net realized gains	$27.9	$0.09		$12.1	$0.04
Net unrealized losses	$(49.0)	$(0.16)		$(7.4)	$(0.03)
GAAP net income	$100.6	$0.32		$117.0	$0.39
Dividends declared and payable		$0.43	(3)		$0.43	(4)

	As of
(in millions, except per share data)	March 31, 2015	March 31, 2014	December 31, 2014
Portfolio investments at fair value	$8,481.9	$7,799.6	$9,028.4
Total assets	$8,917.5	$8,199.5	$9,497.8
Stockholders’ equity	$5,255.4	$4,898.6	$5,283.7
Net assets per share	$16.71	$16.42	$16.82

(1)                                All per share amounts are basic and diluted.

(2)                                Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)                                Includes an additional dividend of $0.05 per share paid in the first quarter ended March 31, 2015.

(4)                                Includes an additional dividend of $0.05 per share paid in the first quarter ended March 31, 2014.

Portfolio Activity

(dollar amounts in millions)	Q1-15	Q1-14	Q4-14
Portfolio Activity During the Period:
Gross commitments	$500.2	$852.1	$1,389.5
Exits of commitments	$1,123.3	$849.2	$1,269.1

Portfolio as of the End of the Period:
Number of portfolio company investments	201	195	205
Weighted average yield of debt and other income producing securities:
At amortized cost(5)	10.5%	10.2%	10.1%
At fair value(6)	10.5%	10.2%	10.1%
Weighted average yield on total investments:
At amortized cost(7)	9.6%	9.2%	9.3%
At fair value(8)	9.5%	9.1%	9.1%

(5)                                Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(6)                                Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(7)                                Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(8)                                Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

FIRST QUARTER 2015 OPERATING RESULTS

For the first quarter of 2015, Ares Capital reported GAAP net income of $100.6 million or $0.32 per share (basic and diluted), Core EPS(2) of $0.37 per share (basic and diluted), net investment income of $121.7 million, or $0.39 per share (basic and diluted), and net realized and unrealized losses of $(21.1) million or $(0.07) per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2015, total assets were $8.9 billion, stockholders’ equity was $5.3 billion and net asset value per share was $16.71.

In the first quarter of 2015, Ares Capital made $500.2 million in new commitments, including commitments to eight new portfolio companies, six existing portfolio companies and four additional portfolio companies through the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”) through which Ares Capital co-invests with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans.  Of these new commitments, all were sponsored transactions.  As of March 31, 2015, 139 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $500.2 million in new commitments made during the first quarter of 2015, 73% were in second lien senior secured loans, 16% were in first lien senior secured debt, 6% were in senior subordinated debt and 5% were in subordinated certificates of the SSLP to make co-investments with GE in first lien senior secured loans through the SSLP.  Of these commitments, 94% were in floating rate debt securities, of which 95% contained interest rate floors, and the remaining 5% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the first quarter of 2015, significant new commitments included:

•                  $90 million in a second lien senior secured term loan of a healthcare technology provider;

•                  $82 million in a second lien senior secured term loan and equity of a fixed asset financial management software provider;

•                  $72 million in a second lien senior secured term loan of a SCUBA diver training and certification provider;

•                  $70 million in a second lien senior secured term loan of a branded rehabilitation and wellness products provider;

•                  $29 million in a senior subordinated loan of a wind power generation facilities operator;

•                  $25 million in a first lien senior secured term loan of a gas turbine power generation facilities operator;

•                  $20 million in a second lien senior secured term loan and equity of a software provider to the connected home market; and

•                  $20 million in a first lien senior secured term loan of a motorsports safety equipment provider.

Also in the first quarter of 2015, Ares Capital exited approximately $1,123.3 million of investment commitments.

The fair value of Ares Capital’s portfolio investments at March 31, 2015 was $8.5 billion, including $7.7 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 34% of first lien senior secured loans, 26% of second lien senior secured loans, 24% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 7% of senior subordinated debt securities, 2% of preferred equity securities and 7% of other equity and other securities. As of March 31, 2015, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.5%(3) (10.5% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.5%(5) (9.6% at amortized cost(6)), and 81% of the total investments at fair value were in floating rate securities.

“We are pleased with another strong quarter of earnings for ARCC and credit quality remains strong.  Our portfolio rotation strategy has proven to be successful, enabling us to increase our overall portfolio yield again this quarter,” commented Kipp deVeer, Chief Executive Officer.  “We also realized gains on some of the equity co-investments in our portfolio, contributing to an attractive total return on our investments.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and loans on non-accrual status represented 1.7% of total investments at amortized cost (or 1.3% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2015, Ares Capital had $132.0 million in cash and cash equivalents and $3.5 billion in aggregate principal amount of debt outstanding ($3.4 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $2.2 billion available for additional borrowings under its existing credit facilities as of March 31, 2015.

In January 2015, Ares Capital issued an additional $200.0 million aggregate principal amount of the unsecured notes that mature on January 15, 2020 (the “Additional 2020 Notes”) at a premium of 100.2% of their principal amount. Total proceeds from the issuance of the Additional 2020 Notes, net of underwriting discounts and offering costs, were approximately $198.4 million. The proceeds were used to repay outstanding indebtedness under Ares Capital’s debt facilities and for general corporate purposes, including investing in portfolio companies in accordance with Ares Capital’s investment objective.

In March 2015, Ares Capital redeemed the entire outstanding principal amount of its unsecured notes that bore interest at a rate of 7.00% per annum and were scheduled to mature on February 15, 2022 (the “February 2022 Notes”) in accordance with the terms of the indenture governing theses notes. The total redemption price (including accrued and unpaid interest) was $144.6 million, which resulted in a realized loss on the extinguishment of debt of $3.8 million.

In March 2015, Ares Capital entered into an amendment to its revolving credit facility (the “Revolving Credit Facility”). The amendment, among other things, (1) extended the stated maturity date from May 4, 2019 to May 4, 2020, (2) increased the size of commitments from $1.25 billion to $1.29 billion and (3) modified the stated interest rate from LIBOR plus an applicable spread of 2.00% or an “alternate base rate” (as defined in the agreements governing the Revolving Credit Facility) plus an applicable spread of 1.00% to a formula-based calculation resulting in a stated interest rate of either LIBOR plus an applicable spread of 1.75% or 2.00% or an “alternate base rate” plus an applicable spread of 0.75% or 1.00%. As of March 31, 2015, the interest rate in effect was LIBOR plus 1.75%.

FIRST QUARTER 2015 DIVIDEND

Ares Capital declared on February 26, 2015 a first quarter dividend of $0.38 per share and an additional dividend of $0.05 per share for a total of approximately $135.1 million. The record date for these dividends was March 13, 2015 and the dividends were paid on March 31, 2015.

RECENT DEVELOPMENTS

In April 2015, Ares Venture Finance, L.P., a wholly owned subsidiary of Ares Capital, received approval for a license from the Small Business Administration (“SBA”) to operate as an Small Business Investment Company (“SBIC”) under the provisions of Section 301(c) of the Small Business Investment Act of 1958, as amended.

In April 2015, General Electric Company announced that it intends to sell most of the assets of General Electric Capital Corporation (“GECC”). These assets include the interests held by GECC and GE Global Sponsor Finance in the SSLP. Ares Capital is in an active dialogue with GECC regarding the future of the SSLP and the SSLP continues to make loans and otherwise conduct its business in the ordinary course.  Although Ares Capital will seek to continue the program with another partner, Ares Capital may be unable to identify such a partner or to agree with such a partner on terms comparable to those contained in the existing SSLP agreements. If Ares Capital ceases to make new investments through the SSLP and the aggregate SSLP portfolio declines over time as loans in the program are repaid or exited, the portion of Ares Capital’s earnings attributable to the SSLP could be adversely affected.

From April 1, 2015 through April 29, 2015, Ares Capital made new investment commitments of approximately $153 million, all of which were funded. Of these new commitments, 82% were in second lien senior secured loans, 14% were in first lien senior secured loans, 3% were in preferred equity securities and 1% were in other equity securities. Of the approximately $153 million of new investment commitments, 96% were floating rate and 4% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From April 1, 2015 through April 29, 2015, Ares Capital exited approximately $180 million of investment commitments. Of these investment commitments, 98% were first lien senior secured loans, 1% were investments in subordinated certificates of the SSLP and 1% were preferred equity securities. Of the approximately $180 million of exited investment commitments, 98% were floating rate, 1% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 7.5%. On the approximately $180 million of investment commitments exited from April 1, 2015 through April 29, 2015, Ares Capital recognized total net realized gains of approximately $5 million.

In addition, as of April 29, 2015, Ares Capital had an investment backlog and pipeline of approximately $385 million and $200 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore

Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Monday, May 4, 2015 at 12:00 p.m. (ET) to discuss its first quarter ended March 31, 2015 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 2072172 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 18, 2015 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10063321. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle-market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at http://www.arescapitalcorp.com. The information on Ares Capital’s website is not and should not be deemed to be incorporated by reference herein.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $8,376,289 and $8,875,095, respectively)	$8,481,881	$9,028,379
Cash and cash equivalents	131,977	194,555
Interest receivable	140,202	160,981
Receivable for open trades	56,383	859
Other assets	107,016	112,999
Total assets	$8,917,459	$9,497,773
LIABILITIES
Debt	$3,429,164	$3,924,482
Base management fees payable	33,916	34,497
Income based fees payable	29,365	33,070
Capital gains incentive fees payable	64,766	92,979
Accounts payable and other liabilities	57,229	81,892
Interest and facility fees payable	47,044	46,974
Payable for open trades	558	164
Total liabilities	3,662,042	4,214,058
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 314,469 and 314,108 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,334,249	5,328,057
Accumulated overdistributed net investment income	(46,235)	(32,846)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(138,753)	(166,668)
Net unrealized gains on investments and foreign currency transactions	105,842	154,858
Total stockholders’ equity	5,255,417	5,283,715
Total liabilities and stockholders’ equity	$8,917,459	$9,497,773
NET ASSETS PER SHARE	$16.71	$16.82

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$198,656	$173,524
Capital structuring service fees	20,181	20,898
Dividend income	24,555	30,726
Management and other fees	6,038	5,952
Other income	3,817	8,619
Total investment income	253,247	239,719

EXPENSES
Interest and credit facility fees	58,575	52,493
Base management fees	33,916	30,084
Income based fees	29,365	28,318
Capital gains incentive fees	(4,220)	935
Administrative fees	3,456	3,743
Other general and administrative	6,953	6,430
Total expenses	128,045	122,003
NET INVESTMENT INCOME BEFORE INCOME TAXES	125,202	117,716
Income tax expense, including excise tax	3,525	5,380
NET INVESTMENT INCOME	121,677	112,336
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains	31,754	12,117
Net unrealized losses	(49,016)	(7,389)
Net realized and unrealized gains (losses) on investments and foreign currency transactions	(17,262)	4,728
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	(3,839)	(72)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$100,576	$116,992
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.32	$0.39
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,108	297,972

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2015 and 2014 are provided below.

	For the Three Months Ended March 31,
	2015	2014
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.37	$0.38
Net realized and unrealized gains (losses)	(0.07)	0.01
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.02	—
Income tax expense related to realized gains and losses	—	—
Basic and diluted GAAP EPS	$0.32	$0.39

(1)                                Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.